[LOGO DELTATHREE]

FOR IMMEDIATE RELEASE -
-----------------------

            DELTATHREE REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS

  Second Quarter 2004 Revenues Rise 57% and Net Loss Reduced 63% Year-Over-Year

NEW YORK, NY - JULY 29, 2004 - DELTATHREE, INC. (NASDAQSC: DDDC), a leading provider of SIP-based hosted communications solutions for service providers and consumers worldwide, today announced financial results for the second quarter ended June 30, 2004.

                         SECOND QUARTER 2004 HIGHLIGHTS
                         ------------------------------

      o     Revenues increased 57% versus second quarter 2003 to $4.7 million.

      o Net loss was reduced 63% versus second quarter 2003 to $886,000 or ($0.03) per share.

      o EBITDA loss was reduced 76% versus second quarter 2003 to $210,000 or ($0.01) per share.

      o     Quarterly cash usage was $326,000.

      o Quarter end cash, cash equivalents and short-term investments totaled $17.5 million.

      o     Achieved positive cash flow from operations during second quarter
            2004.

      o Sales and development efforts during the quarter set the foundation for a milestone service provider agreement with Verizon Communications, formally announced on July 22, 2004.

Revenues for the second quarter of 2004 were $4.7 million, an increase of $1.7 million or 57% from the $3.0 million reported for the second quarter of 2003. In the sequential comparison, second quarter revenues increased $95,000 or 2% compared to revenues of $4.6 million reported for the first quarter ended March 31, 2004.

deltathree's net loss for the second quarter of 2004 was $886,000 or ($0.03) per share. The second quarter 2004 net loss reflects a 63% improvement over the second quarter 2003 net loss of $2.4 million or ($0.08) per share and a 18% improvement over the first quarter 2004 net loss of $1.1 million or ($0.04) per share.

Gross margin for the second quarter of 2004 was 35%, in line with the 35% gross margin recorded in the year-over-year and the sequential first quarter 2004 comparisons.

EBITDA (earnings before interest, taxes, depreciation and amortization) loss for the second quarter of 2004 was $210,000 or ($0.01) per share, compared to a loss of $874,000 or ($0.03) per share in the second quarter of 2003, a 76% improvement. The second quarter 2004 EBITDA loss reflects a 45% improvement compared to the sequential first quarter of 2004 EBITDA loss of $384,000 or ($0.01) per share.

EBITDA is presented because it is a widely accepted performance indicator, although it should be noted that it is not a measure of liquidity or of financial performance under Generally Accepted Accounting Principles (GAAP). The EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with the SEC Regulation G, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading "Reconciliation of Non-GAAP Financial Information to GAAP" immediately following the Condensed Consolidated Statements of Operations included in this press release. All EBITDA figures are exclusive of non-cash employee compensation charges.

deltathree's cash usage in the second quarter of 2004 was $326,000 compared to $618,000 in the corresponding year ago period and $279,000 in the sequential first quarter of 2004.

As of June 30, 2004 deltathree held approximately $17.5 million in cash, cash equivalents and short-term investments, and had no outstanding debt.


DELTATHREE OPERATIONAL REVIEW
-----------------------------

Shimmy Zimels, Chief Executive Officer of deltathree, stated, "I am pleased to report that deltathree completed the second quarter of 2004 with a 57% increase in revenue and a 63% reduction in net loss, versus the same period last year. Our focus on financial efficiency, while growing top line revenues and maintaining a healthy gross margin, allowed us to record our fifteenth consecutive quarter of improving bottom line results. Complementing our efforts in improving these important financial metrics were the resources deltathree dedicated to increasing our visibility in the VoIP market, securing major customers and building a foundation for future growth. Our success in these areas is now evident, as subsequent to quarter end, deltathree announced a milestone service provider agreement with Verizon Communications, the largest provider of wireline and wireless communications services in the United States. Our agreement supports the rollout of Verizon's new nationwide VoiceWing broadband VoIP service and validates our continued success in assisting tier one service providers with the development, integration and rollout of advanced VoIP solutions.

"These achievements have been made while staying focused on our long-term objectives. deltathree's core strategy is to offer consumers and service providers, high value VoIP telephony solutions to meet the worldwide need for flexible, high quality and low cost communications solutions. deltathree's VoIP applications fill this demand. With the rising penetration rate of broadband connectivity, deltathree is well positioned to serve consumers and service providers as they shift from traditional wireline offerings to advanced VoIP telephony applications," continued Mr. Zimels.

Paul White, Chief Financial Officer of deltathree, stated, "While year-over-year and year to date revenue growth exceeded 55%, sequential top line revenue growth was marginally lower than management expectations, as significant sales and marketing resources were temporarily shifted to secure the recently announced Verizon agreement. deltathree's upward growth trend remains in place and we remain optimistic for the second half of 2004 as our recently announced agreement with Verizon introduces a new potential growth driver to deltathree. While we cannot comment on all of the specifics of the contract due to mutual non-disclosure agreements, we can confirm that consistent with all of our arrangements with similar customers, deltathree's revenues are generated based primarily on a monthly recurring charge for each end-user of the service. As such, revenues associated with Verizon's launch of service are expected to have an initial impact in the third quarter of 2004, ramping up through the fourth quarter of 2004 and more significantly into 2005, as Verizon ramps up their marketing efforts.

"From an operational perspective, deltathree achieved positive cash flow from operations during the second quarter of 2004. At the same time, deltathree increased capital expenditures during the second quarter of 2004 to $559,000. This increase is targeted towards funding investments in infrastructure to support future revenue growth and the development of advanced VoIP telephony applications. While increasing capital expenditures to fund growth, deltathree's efficiency initiatives and lean operating structure continue to yield results," continued Mr. White.

DELTATHREE FINANCIAL GUIDANCE
-----------------------------

For the third quarter of 2004, deltathree forecasts a quarterly GAAP net loss within the range of ($0.01) per share to ($0.03) per share. deltathree expects sequential revenue growth for the third quarter of 2004 to be within the range of 5% to 10%, as compared to revenue for the second quarter of 2004.


CONFERENCE CALL DETAILS
-----------------------

The deltathree second quarter 2004 earnings conference call will be webcast live at 10:00 a.m. ET [7:00 a.m. PT] today, July 29, 2004. Investors are invited to listen to the live call by dialing 1-800-450-0788 in the United States or by dialing 1-612-332-0802 when calling internationally. Investors worldwide can also listen to the call live via deltathree's website, http://www.deltathree.com. Please go to the website at least 15 minutes early to register, download, and install any necessary audio software. A replay of the call will also be available through the deltathree corporate web site.


ABOUT DELTATHREE
----------------

Founded in 1996, deltathree is a leading provider of hosted, SIP-based VoIP products and services. deltathree provides private-label products, including PC-to-Phone, Phone-to-Phone, and Broadband Phone, as well as back-office services such as billing, operations management, marketing support, and network management, to service providers worldwide. deltathree's consumer division, iConnectHere, provides award-winning VoIP products directly to consumers. Our high quality Internet telephony solutions are viable and cost-effective alternatives to traditional telephone services.

For more information about deltathree, visit our web site at HTTP://WWW.DELTATHREE.COM

For more information about iConnectHere, visit our web site at HTTP://WWW.ICONNECTHERE.COM


EBITDA FINANCIAL DISCLOSURE
---------------------------

Investors are cautioned that the EBITDA, or earnings before interest, taxes, depreciation and amortization, information contained in this press release is not a financial measure under generally accepted accounting principles. In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with generally accepted accounting principles, or as an indicator of the Company's operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that it fails to address. EBITDA financial information is presented because deltathree believes that it is helpful to some investors as one measure of the Company's operations. deltathree cautions investors that non-GAAP financial information such as EBITDA, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare deltathree's results with the results from other reporting periods and with the results of other companies.

Except for historical matters contained herein, the matters discussed in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect deltathree's business and prospects and cause actual results to differ materially from these forward-looking statements.

Among the factors that could cause actual results to differ are the inherent uncertainty of financial estimates and projections, the competitive environment for Internet telephony, deltathree's limited operating history, changes of rates of all related telecommunications services, the level and rate of customer acceptance of new products and services, legislation that may affect the Internet telephony industry, rapid technological changes, and other risk factors contained in deltathree's periodic reports on Form 10-K and Forms 10-Q on file with the SEC and available through HTTP://WWW.SEC.GOV


DELTATHREE CONTACT:                     INVESTOR RELATIONS CONTACT:
-------------------                     ---------------------------

Paul White                              Erik Knettel
Chief Financial Officer                 The Global Consulting Group (GCG)
(212) 500-4850                          (646) 284-9415
PAUL.WHITE@DELTATHREE.COM               EKNETTEL@HFGCG.COM


                                 (Tables follow)

                                DELTATHREE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                 AS OF                 AS OF
                                                                                JUNE 30,            DECEMBER 31,
                                                                                  2004                  2003
                                                                                --------              --------
                                                                               (unaudited)

                                                                                     ($ IN THOUSANDS)
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents............................................            $9,297                $1,682
 Short-term investments...............................................             8,222                16,442
 Accounts receivable, net ............................................               700                   363
 Prepaid expenses and other current assets ...........................               404                   684
 Inventory ...........................................................               141                    60
                                                                                --------              --------

    Total current assets..............................................            18,764                19,231
                                                                                --------              --------

PROPERTY AND EQUIPMENT, NET...........................................             3,476                 4,307
                                                                                --------              --------

DEPOSITS..............................................................               104                   105
                                                                                --------              --------

     Total assets.....................................................           $22,344               $23,643
                                                                                ========              ========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Accounts payable.....................................................            $2,658                $2,139
 Deferred revenues ...................................................               309                   172
 Other current liabilities ...........................................             2,046                 2,100
                                                                                --------              --------

    Total current liabilities.........................................             5,013                 4,411
                                                                                --------              --------

LONG-TERM LIABILITIES:
 Severance pay obligations ...........................................                93                    91
                                                                                --------              --------

    Total liabilities.................................................             5,106                 4,502
                                                                                --------              --------

STOCKHOLDERS' EQUITY:
 Class A common stock, - par value $0.001.............................                29                    29
 Additional paid-in capital...........................................           167,242               167,168
 Accumulated deficit..................................................         (149,823)              (147,846)

Treasury stock at cost: 257,600 shares of Class A common stock as of
  June 30, 2004 and December 31, 2003.................................             (210)                 (210)
                                                                                --------              --------

     Total stockholders' equity.......................................            17,238                19,141
                                                                                --------              --------

     Total liabilities and stockholders' equity.......................           $22,344               $23,643
                                                                                ========              ========

                                DELTATHREE, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATION

                                                                 THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                                      JUNE 30,                           JUNE 30,
                                                                 ------------------                 ----------------
                                                               2004            2003               2004            2003
                                                               ----            ----               ----            ----

                                                                     (unaudited)                       (unaudited)

                                                                          ($ IN THOUSANDS, EXCEPT SHARE DATA)
Revenues..............................................        $ 4,701          $ 2,985           $ 9,307          $ 5,957
                                                              -------          -------           -------          -------

Costs and operating expenses:
  Cost of revenues....................................          3,047            1,955             6,056            3,817
  Research and development expenses...................            558              555             1,139            1,218
  Selling and marketing expenses......................            822              871             1,625            1,654
  General and administrative expenses.................            484              478             1,091            1,139
  Depreciation and amortization ......................            719            1,527             1,464            3,131
                                                            ----------       ----------        ----------       ----------

     Total costs and operating expenses...............          5,630            5,386            11,375           10,959
                                                            ----------       ----------        ----------       ----------

Loss from operations..................................           (929)          (2,401)           (2,068)          (5,002)
Interest income, net..................................             49               42               135              146
                                                            ----------       ----------        ----------       ----------
Loss before income taxes..............................           (880)          (2,359)           (1,933)          (4,856)
Income taxes..........................................              6                4                44               22
                                                            ----------       ----------        ----------       ----------
Net loss..............................................         $ (886)        $ (2,363)         $ (1,977)        $ (4,878)
                                                            ==========       ==========        ==========       ==========

Net loss per share - basic and diluted ...............         $(0.03)         $ (0.08)          $ (0.07)         $ (0.17)
                                                            ==========       ==========        ==========       ==========

Weighted average shares outstanding -
      basic and diluted (number of shares)............      29,312,835       28,923,296        29,298,717       28,921,536
                                                            ==========       ==========        ==========       ==========

                                DELTATHREE, INC.
            RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP
                       ($ IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                  THREE MONTHS ENDED
                                                                                        JUNE 30,
                                                                                  ------------------

                                                                                2004              2003
                                                                                ----              ----
                Net  Loss  in  accordance   with  generally   accepted
                accounting principles.................................      $     (886)       $   (2,363)

                Add/(less):
                  Depreciation and amortization.......................             719             1,527
                  Income taxes .......................................               6                 4
                  Interest Income, net................................             (49)              (42)
                                                                            ----------        ----------
                EBITDA*...............................................      $     (210)       $     (874)
                                                                            ----------        ----------
                EBITDA per share - basic and diluted..................      $    (0.01)       $    (0.03)
                                                                            ----------        ----------

                Weighted average shares outstanding -
                      basic and diluted (number of shares)............      29,312,835        28,923,296

        * earnings before interest, taxes, depreciation and amortization